UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ARCTIC CAT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARCTIC CAT INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 7, 2014

Notice is hereby given that the Annual Meeting of Shareholders of Arctic Cat Inc. will be held at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701 on Thursday, August 7, 2014, at 4:00 p.m., Central Time, for the following purposes:

1.	To elect three directors to serve a three-year term or until their successors are elected and qualified;

2.	To approve an amendment to the Company’s Restated Articles of Incorporation to provide that directors will be elected by a majority vote in uncontested elections;

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year;

4.	To approve named executive officer compensation on a non-binding, advisory basis; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on June 10, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Since it is important that your shares be represented at the Annual Meeting, whether or not you personally plan to attend, you are requested to sign, date and promptly return your proxy card in the enclosed envelope. If you are a record holder, you may also submit your proxy by telephone or through the Internet by following the instructions on the proxy card. If you own shares in “street name” (i.e., through a broker), you should follow the instructions provided by the broker. Returning your signed proxy or submitting your proxy by telephone or through the Internet will not prevent you from voting in person at the Annual Meeting, should you desire to do so.

By Order of the Board of Directors,

TIMOTHY C. DELMORE,

Secretary

Plymouth, Minnesota

June 20, 2014

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 7, 2014:

This Proxy Statement and Notice of Annual Meeting, and our Annual Report for the fiscal year ended March 31, 2014 are available at: www.proxypush.com/acat

Page
ABOUT THE ANNUAL MEETING	1

What is the Purpose of the Annual Meeting?	1
Who is Entitled to Vote?	1
Who May Attend the Annual Meeting?	1
What Constitutes a Quorum?	2
How Do I Vote?	2
Can I Change My Vote After I Return My Proxy Card or Vote Electronically?	2
What are the Board’s Recommendations?	2
What Vote is Required to Approve Each Proposal?	3
Who Will Count the Vote?	4
What Does it Mean if I Receive More Than One Proxy Card?	4
How Will Discretionary Voting on Any Other Business or Adjournment of the Annual Meeting be Conducted?	4
How are Proxies Solicited?	4
Who Pays for the Cost of this Proxy Solicitation?	5
Procedures at the 2014 Annual Meeting	5

BENEFICIAL OWNERSHIP OF CAPITAL STOCK	6

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	7

PROPOSAL 1 ELECTION OF DIRECTORS	7

CORPORATE GOVERNANCE	10

COMPENSATION DISCUSSION AND ANALYSIS	17
Executive Summary	17
Summary of Compensation Program Components	19
Determining Executive Compensation	20
FY2014 Executive Compensation Programs	22

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT	28

EXECUTIVE COMPENSATION AND OTHER INFORMATION	29
Summary of Cash and Certain Other Compensation	29
2014 Summary Compensation Table	29
Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2014	30
Outstanding Equity Awards At March 31, 2014	32
Option Exercises and Stock Vested for Fiscal Year Ended March 31, 2014	33
Potential Payments Upon Termination or Change-in-Control	33

PROPOSAL 2 APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR THE ELECTION OF DIRECTORS BY MAJORITY VOTE IN UNCONTESTED ELECTIONS	35

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	37
Selection of Independent Registered Public Accounting Firm	37
Audit and Non-audit Fees	37

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ARCTIC CAT INC.

505 Highway 169 North, Suite 1000

Plymouth, MN 55441

PROXY STATEMENT

Annual Meeting of Shareholders

August 7, 2014

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Arctic Cat Inc., a Minnesota corporation (the “Company,” “we,” “us” or “our”), to be voted at our 2014 Annual Meeting of Shareholders that will be held at our main manufacturing facility located at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701 on Thursday, August 7, 2014, at 4:00 p.m., Central Time, or any adjournment or adjournments thereof (the “Annual Meeting”). If you need directions to the Annual Meeting, please call (763) 354-1800. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about June 20, 2014.

Our Annual Report for the fiscal year ended March 31, 2014 (“fiscal 2014”), including audited financial statements, is being mailed to shareholders concurrently with this Proxy Statement.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying Notice of Annual Meeting of Shareholders. This includes (1) the election of three directors to each serve a three-year term or until their successors are elected and qualified, (2) the approval of an amendment to the Company’s Restated Articles of Incorporation to provide that directors will be elected by a majority vote in uncontested elections, (3) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, (4) the approval of named executive officer compensation on a non-binding, advisory basis, and (5) the transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting. In addition, management will report on our performance and respond to questions from shareholders.

Who is Entitled to Vote?

Only shareholders of record of our outstanding common stock (the “Common Stock”) at the close of business on the record date, June 10, 2014 (the “record date”), are entitled to receive notice of and to vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon and there is no cumulative voting.

Who May Attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the voting power of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. A quorum is required for business to be conducted at the Annual Meeting. As of the record date, 12,905,041 shares of our Common Stock were outstanding. If you submit a properly executed proxy card or vote your proxy electronically through the Internet or by telephone as described on the proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions and broker non-votes will be treated as shares present for purposes of determining the existence of a quorum.

How Do I Vote?

Sign and date each proxy card you receive and return it in the prepaid envelope or vote electronically through the Internet or by telephone by following the instructions on the proxy card. If you return a properly executed proxy card without specific voting instructions, your shares will be voted in accordance with the Board’s recommendations: FOR the three nominees for director in Proposal 1, FOR Proposal 2 approving an amendment to the Company’s Restated Articles of Incorporation to provide for majority voting in uncontested elections of directors, FOR Proposal 3 ratifying the selection of Grant Thornton LLP, FOR Proposal 4 approving our named executive officer compensation on a non-binding, advisory basis, and at the discretion of the Proxy Agents (as hereafter defined) as to any other matters that may properly come before the Annual Meeting.

If you wish to vote by Internet or telephone, you must do so before 12:00 p.m. Central Time on Wednesday, August 6, 2014. After that time, Internet and telephone voting will not be permitted and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

Can I Change My Vote After I Return My Proxy Card or Vote Electronically?

Yes. Even after you have submitted your proxy card or voted electronically through the Internet or by telephone, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change it by:

1)	Returning a later-dated proxy (by mail, Internet or telephone);

2)	Delivering a written notice of revocation to our Secretary at our principal executive office at 505 Highway 169 North, Suite 1000, Plymouth, MN 55441; or

3)	Attending the Annual Meeting and voting in person at the Annual Meeting (although attendance at the Annual Meeting without voting at the Annual Meeting will not, in and of itself, constitute a revocation of your proxy).

What are the Board’s Recommendations?

The Board’s recommendation is set forth after the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of the three nominated directors to serve a three-year term or until their successor is elected and qualified (see Proposal 1);

•	FOR the approval of an amendment to the Company’s Restated Articles of Incorporation to provide that directors will be elected by a majority vote in uncontested elections (see Proposal 2);

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year (see Proposal 3); and

•	FOR the approval of our named executive officer compensation on a non-binding, advisory basis (see Proposal 4).

With respect to any other matter that properly comes before the Annual Meeting, Christopher A. Twomey and D. Christian Koch (the “Proxy Agents”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote in accordance with the recommendations of the Board.

What Vote is Required to Approve Each Proposal?

For Proposal 1, the election of directors, each shareholder of Common Stock will be entitled to vote for three nominees and the three nominees with a “plurality,” or the greatest number of FOR votes, will be elected. See “Proposal 1—Election of Directors” in this Proxy Statement.

For Proposal 2, the approval of an amendment to the Company’s Restated Articles of Incorporation to provide that directors will be elected by a majority vote in uncontested elections, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval. See “Proposal 2—Approval of amendment to the Company’s Restated Articles of Incorporation to provide for majority voting for the election of directors in uncontested elections” in this Proxy Statement.

For Proposal 3, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval. See “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm” in this Proxy Statement.

For Proposal 4, the non-binding, advisory vote on named executive officer compensation, the affirmative vote of a majority of the shares of Common Stock, represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal, will be required for approval. This is a non-binding advisory vote; however, our Compensation and Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions. See “Proposal 4—Executive Compensation Advisory Vote” in this Proxy Statement.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval.

Under the New York Stock Exchange, or NYSE, rules, if your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. The NYSE rules apply to us notwithstanding the fact that shares of our Common Stock are traded on The NASDAQ Stock Market. Proposal 1—Election of Directors, Proposal 2—Approval of an amendment to the Company’s Restated Articles of Incorporation to provide that directors will be elected by a majority vote in uncontested elections and Proposal 4—Executive Compensation Advisory Vote are not “routine” matters. Accordingly, if you do not direct your broker how to vote, your broker may not exercise discretionary voting authority and may not vote your shares. This is called a “broker non-vote,” and although your shares will be considered to be represented by proxy at the Annual Meeting, as previously discussed above under “What constitutes a quorum?,” they are not considered to be shares “entitled to vote” at the Annual Meeting and will have no impact on the outcome of the applicable proposal. Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm is a “routine” matter and, as such, your broker is permitted to exercise discretionary voting authority to vote your shares “For” or “Against” the proposal in the absence of your instruction.

Proxies marked “Withheld” on Proposal 1—Election of Directors or “Abstain” on Proposal 2— Approval of amendment to the Company’s Restated Articles of Incorporation to provide for majority voting for the election of directors in uncontested elections, Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm, or Proposal 4—Executive Compensation Advisory Vote will be counted in determining the total number of shares “entitled to vote” on such proposal. On Proposal 1, directors are elected by a “plurality,” or the greatest number of FOR votes, and proxies marked “Withheld” on Proposal 1 will not be considered to have been voted FOR the director nominee with respect to whom authority has been withheld. Proxies marked “Abstain” on Proposal 2, Proposal 3 or Proposal 4 will have the effect of a vote “Against” Proposal 2, Proposal 3 and Proposal 4.

Who Will Count the Vote?

An Inspector of Elections will be appointed for the Annual Meeting and will work with a representative of Wells Fargo Shareowner Services, our independent stock transfer agent, to count the votes.

What Does it Mean if I Receive More Than One Proxy Card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards or vote electronically through the Internet or by telephone for each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

How Will Discretionary Voting on Any Other Business or Adjournment of the Annual Meeting be Conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the matters described in this Proxy Statement, if any other business is presented at the Annual Meeting, your proxy gives authority to the Proxy Agents to vote on such matters at their discretion, including to adjourn the Annual Meeting.

Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How are Proxies Solicited?

In addition to use of the mail, proxies may be solicited by our officers, directors, and other regular employees by telephone, through electronic transmission, facsimile transmission or personal solicitation, and no additional compensation will be paid to such individuals. We will request those banks, brokerage houses, other custodians, nominees and certain fiduciaries to forward proxy materials and annual reports to the beneficial owners of our Common Stock.

Who Pays for the Cost of this Proxy Solicitation?

We will bear the entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the Annual Meeting. We will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

Procedures at the 2014 Annual Meeting

The presiding officer at the Annual Meeting will determine how business at the Annual Meeting will be conducted. Only nominations and other proposals brought before the Annual Meeting in accordance with the advance notice and information requirements of our Bylaws will be considered, and no such nominations or other proposals were received. Under our Bylaws, complete and timely written notice of a proposed nominee for election to our Board at the Annual Meeting or a proposal for any other business to be brought before the Annual Meeting must have been received by our Secretary not earlier than 120 days nor later than 90 days prior to the meeting date corresponding with the previous year’s annual meeting of shareholders, which for purposes of this Annual Meeting was no earlier than April 10, 2014 nor later than May 10, 2014. Additionally, such notice for any nomination or proposal must have contained the specific information required by our Bylaws, including, among other things, the name and address of the shareholder making the nomination; a representation that the shareholder will appear at the Annual Meeting; the name, age, business and residence, and occupation of the nominee; any arrangements or understandings between the shareholder and nominee relating to the nomination; and the consent of the nominee to serve if elected. This summary information regarding our Bylaws is qualified in its entirety by reference to the full text of the Bylaws, which can be found on our website at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

BENEFICIAL OWNERSHIP OF CAPITAL STOCK

The following table presents information as to the beneficial ownership of our Common Stock (the only class of capital stock outstanding) at the record date (unless otherwise indicated) by (i) the only shareholders known to us to hold 5% or more of such stock, (ii) each director nominee, and each of our directors and named executive officers and (iii) all directors and executive officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

Beneficial Owners	Common Stock Beneficially Owned		Percent of Outstanding Shares of Common Stock
BlackRock Inc. 40 East 52nd Street New York, NY 10022	1,198,999	(1)	9.3%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	505,285	(2)	3.9%

Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	409,404	(3)	3.2%

Claude J. Jordan	192,528	(4)	1.5%
Timothy C. Delmore	86,280	(4)	*
Bradley D. Darling	46,458	(4)	*
Paul A. Fisher	26,034	(4)	*
Tracy J. Crocker	5,307	(4)	*
Christopher A. Twomey	85,365	(4)	*
Susan E. Lester	37,560	(4)	*
Stanley A. Askren	2,099	(4)	*
Joseph F. Puishys	7,955	(4)	*
Kenneth J. Roering	47,897	(4)	*
D. Christian Koch	10,083	(4)	*
Tony J. Christianson	18,513	(4)	*
All Directors and Executive Officers as a Group (14 persons)	645,118	(4)	4.8%

*	Less than 1%.
(1)	Based on information included in a Schedule 13G/A filed with the SEC on January 28, 2014. BlackRock Inc. has sole voting power and sole dispositive power over all of the shares it holds.
(2)	Based on information included in a Schedule 13G/A filed with the SEC on February 11, 2014. The Vanguard Group, Inc. has sole voting power over 20,412 shares, sole dispositive power over 485,773 shares and shared dispositive power over 19,512 shares that it holds.
(3)

Based on information included in a Schedule 13G/A filed with the SEC on February 10, 2014. Dimensional Fund Advisors LP has sole voting power over 397,336 shares that it holds and sole dispositive power over all of the shares that it holds. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund

Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(4)	Includes the following number of shares vesting or exercisable by the indicated individuals and group within 60 days from the record date pursuant to the vesting of restricted stock units or the exercise of outstanding stock options: Mr. Jordan, 163,118 shares; Mr. Delmore, 33,557 shares; Mr. Darling, 43,594 shares; Mr. Fisher, 16,295 shares; Mr. Crocker, 2,181 shares; Mr. Twomey, 56,650 shares; Ms. Lester, 31,133 shares; Mr. Askren, 1,463 shares; Mr. Puishys, 1,463 shares; Dr. Roering, 44,165 shares; Mr. Koch, 6,077 shares; Mr. Christianson, 4,048 shares; and all directors and officers as a group, 419,428 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16 of the Exchange Act of 1934. Based solely on a review of copies of those reports, or written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during the fiscal year ended March 31, 2014, except for the following: Bradley Darling filed a Form 4 on June 21, 2013 to report tax withholding of vested restricted stock on June 10, 2013; Roger Skime filed a Form 4 on August 8, 2013 to report the exercise of stock options to acquire common stock, tax withholding related to the stock option exercises and common stock sales on June 18, 2013 and June 19, 2013; and Tracy Crocker filed a Form 4 on January 22, 2014 to report a common stock sale on January 6, 2014 and a common stock purchase on January 7, 2014 (which transactions did not yield a profit).

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Restated Articles of Incorporation, the Board is divided into three classes of directors, with each director serving a three-year term. Generally, each year only one class of directors is subject to a shareholder vote.

This year, upon the recommendation of the Governance Committee, which is comprised of independent directors, the Board has nominated three directors: Tony J. Christianson, D. Christian Koch and Kenneth J. Roering, who are incumbent directors and whose terms expire this year. If elected, Mr. Christianson, Mr. Koch and Mr. Roering’s terms will expire in 2017 or when their successors are duly elected. It is intended that proxies will be voted for such nominees. We believe that the nominees will be able to serve, but should they be unable to serve as a director prior to the Annual Meeting, we will set the number of directors for the Company within the authorized range of three to nine directors at a lower number or leave the director seat open for future action by the Board.

The name and age of the nominees and the other directors and their principal occupations are set forth below, based upon information furnished to us by the nominee and the directors. Unless otherwise indicated, the nominees and the directors have held their respective identified positions for more than the past five years. The Governance Committee has determined that Messrs. Christianson, Koch and Roering each qualify as an “independent director” as defined by the NASDAQ listing rules.

	Name, Age and Principal Occupation	Director Since

Nominated for a term expiring in 2017:

	Tony J. Christianson, 62, Founder and Chairman of Cherry Tree Companies (investment management and investment banking firm) since October 1980; Director of AmeriPride Services Inc., The Dolan Company, Peoples Educational Holdings, Titan Machinery Inc. and Adam Smith Advisors; within the past five years a director of Znomics, Inc. (now Williston Hldg. Co.). Mr. Christianson’s extensive knowledge of capital management and financial and accounting issues, as well as his deep knowledge of and experience with a variety of businesses, many of which face similar issues as the Company, adds valuable perspective to the Board.	2009

	D. Christian Koch, 49, President and Chief Operating Officer of Carlisle Companies Incorporated since May 8, 2014; Group President, Carlisle Diversified Products, from March 2012 to May 7, 2014; President of Carlisle Brake & Friction, Inc., a wholly-owned subsidiary of Carlisle Companies Incorporated, from January 2009 to March 2012; President of Asia Pacific, Carlisle Companies Incorporated from February 2008 to December 2009; Vice President and General Manager, Asia Pacific, for Graco Inc. (manufacturer of fluid handling systems) from June 2003 to January 2008. Mr. Koch’s operations and senior leadership experience with large companies, as well as his global sales experience, mergers and acquisition experience and experience in managing companies involved with the powersports and motorsports markets provide the Board with senior operating leadership perspective and a global sales and marketing perspective.	2009

	Kenneth J. Roering, 72, Currently a Professor Emeritus of Marketing at the Carlson School of Management at the University of Minnesota; served as Department Chair for ten years and occupied the Pillsbury Company Chair in Marketing for 20 years; has published more than 70 articles in professional journals, written two books, and edited three collections of scholarly writings in the areas of marketing strategy and new product development; has received various teaching and research awards for his work including AMA Distinguished Faculty and University of Minnesota Outstanding Graduate Teacher; has consulted with more than 50 companies including American Express, Motorola, Ecolab, 3M, Cargill, Carlson Companies, Pillsbury, and Medtronic; has directed and participated in management development programs throughout the world; and was within the past five years a director of Enable Holdings Inc. and Innovex, Inc. With his extensive academic work and broad experience as a consultant for many respected companies, Mr. Roering brings to the Board extensive marketing and brand management expertise and experience and significant corporate governance leadership.	1996

	Name, Age and Principal Occupation	Director Since

Other director whose term of office will continue after the Annual Meeting and whose term expires in 2016:

	Susan E. Lester, 57, Private investor; Chief Financial Officer, Homeside Lending, Inc. (a mortgage bank) from October 2001 to May 2002; Chief Financial Officer, U.S. Bancorporation (a commercial bank) from February 1996 to May 2000; director of PacWest Bancorp; within the past five years a director of Lender Processing Services, Inc. Ms. Lester brings to the Board financial expertise, extensive knowledge of accounting issues and senior leadership. These skills provide a strong foundation for Ms. Lester’s service to the Board in her position as Chair of our Audit Committee and meet the SEC definition of “audit committee financial expert.”	2004

Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2015:

	Christopher A. Twomey, 66, Chairman of the Board, President and Chief Executive Officer of the Company since June 2014; Chairman of the Board of the Company from 2003 to September, 2012; Chief Executive Officer of the Company from January 1986 to December 2010; director of Toro, Inc. and MasterCraft Boat Company. In his more than 25 years with the Company, Mr. Twomey has gained meaningful leadership experience and knowledge of the recreational vehicle industry. Mr. Twomey brings to the Board invaluable strategic, management, and operational experience. These skills, combined with his intimate knowledge of the Company’s challenges, opportunities and operations, are valuable assets to the Board.	1987

	Stanley A. Askren, 53, Chairman and Chief Executive Officer of HNI Corporation, the second largest office furniture manufacturer in the world, since 2004 and the President of HNI Corporation since 2003. He is also a director of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors and ceilings. Mr. Askren has worked for HNI Corporation for 22 years. Mr. Askren has previously been vice president of marketing, an executive vice president and president of HNI Corporation’s hearth products operating segment. He also worked in HNI Corporation’s office furniture operating segment as a group vice president of The HON Company and president of Allsteel Inc., two of HNI Corporation’s office furniture subsidiaries. Mr. Askren has also served as the vice president of human resources and an executive vice president of HNI Corporation. Mr. Askren brings to the Board extensive operating and leadership experience, as well as valuable insights from his experience as chief executive officer of a public company.	2012

Name, Age and Principal Occupation	Director Since

Joseph F. Puishys, 56, Chief Executive Officer and President and a director of Apogee Enterprises, Inc., a value-added glass products and services company, since August 2011. Prior to joining Apogee Enterprises, Mr. Puishys served in various leadership positions at Honeywell International, Inc., a Fortune 100 diversified technology and manufacturing company, for over 32 years. He served as President of Honeywell Environment & Combustion Controls from 2008 to 2011; President of Honeywell Building Solutions from 2005 to 2008; President of Honeywell Building Solutions, America from 2004 to 2005; President of Bendix Friction Materials from 2002 to 2004; Vice President and General Manager of Garrett Engine Boosting Systems from 2000 to 2002; Vice President and General Manager, Aftermarket, Allied Signal Turbocharging Systems from 1996 to 2000; Vice President, Logistics, Allied Signal Automotive Products Group from 1992 to 1996; and various accounting and financial positions from 1979 to 1992. Mr. Puishys brings to the Board extensive knowledge and operational experience derived from his years in various manufacturing company roles.	2012

Vote Required. Each shareholder of Common Stock will be entitled to vote for three nominees and the three nominees with the greatest number of votes will be elected.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Governance Policies and Practices. The Board of Directors operates under a set of Corporate Governance Guidelines designed to ensure efficient, transparent and effective governance. Amongst other things, these guidelines address Board size and composition; director selection and independence; director stock ownership guidelines and compensation; Committees; Chairman and CEO role; Lead Director position and responsibility; and CEO annual evaluation.

Additional information about these guidelines may be found on our website at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link). Our Corporate Governance Guidelines are reviewed annually by the Governance Committee and changes are recommended to the full Board when appropriate.

Board Leadership Structure. The Board as a whole determines whether the role of the Chairman and the Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interests of the Company and its shareholders. Currently, the Chairman of the Board is Christopher A. Twomey, who is the current President and Chief Executive Officer of the Company. At this time, the Board believes this leadership structure is appropriate for the Company given Mr. Twomey’s extensive history with and knowledge of the Company and the recreational vehicle industry and because this structure provides the

Company with unified leadership and direction. In addition, D. Christian Koch serves as the Board’s Lead Director. The Board believes it is appropriate to have a CEO Chairman for the reasons noted above, and also to have a Lead Director to serve as a link between executive management and the independent directors. The Lead Director presides over an executive session of the independent directors following each Board meeting and discusses director concerns, if any, with the Chairman. The Lead Director facilitates the annual performance review of the CEO, works with the Chairman and the chair of the Governance Committee to determine a recommendation to the full Board of the committee assignments, communicates with the Company’s major shareholders upon request of the Board or such major shareholders, and also provides direction on agendas, schedules and materials for Board meetings.

The Board’s Role in Risk Oversight. The Audit Committee is responsible for overseeing our risk management structure on behalf of the full Board. The Audit Committee and the full Board assess the primary risks facing the Company, the Company’s risk management strategy and management’s plan for addressing these risks. The Compensation and Human Resources Committee oversees the risks associated with the Company’s compensation structure, including assessing the Company’s compensation policies and practices for its employees.

Director Attendance; Executive Sessions. During fiscal 2014, the Board met seven times. Each director attended more than 75% of the aggregate total meetings of the Board and any committee on which such director served, except for Dr. Roering. At each regular Board meeting, our non-employee directors met in executive session without management present and these sessions were presided over by our Lead Director.

Our policy is that all directors should attend the annual meeting of shareholders. All directors attended the 2013 annual meeting of shareholders.

Board Committees. The Board has established a Compensation and Human Resources Committee, an Audit Committee and a Governance Committee. The composition of each committee is as follows:

	Compensation & Human Resources	Audit	Governance
Susan E. Lester		Chair	✓
Stanley A. Askren	✓		✓
Joseph F. Puishys	✓	✓
Kenneth J. Roering	✓		✓
Tony J. Christianson		✓	Chair
D. Christian Koch	Chair	✓

Compensation and Human Resources Committee. The Compensation and Human Resources Committee (the “Compensation Committee”), which currently consists of Messrs. Koch (Chair), Askren, Puishys and Roering, met five times during fiscal 2014. All members are independent directors as defined under the rules of The NASDAQ Stock Market. The Compensation Committee: (i) assists in defining our executive compensation philosophy and administering our compensation plans; (ii) reviews management’s recommendations with respect to the salaries and bonuses paid and stock option grants awarded to all executives; (iii) reviews our retirement plans and employee benefits; (iv) oversees and evaluates compensation-related risks; and (v) reviews and recommends to the Board approval of the “Compensation Discussion and Analysis” that appears in our annual proxy statement. The Compensation Committee, following receipt of a recommendation by the Chief Executive Officer, determines compensation of all executive officers except the Chief Executive Officer, which is determined by the independent directors of the full Board following receipt of a recommendation by the

Compensation Committee. In the performance of its duties, the Compensation Committee may select independent compensation consultants (such independence to be determined by considering all relevant facts and circumstances including the six factors enumerated by the SEC in Exchange Act Rule 10C-1) to advise the Compensation Committee when appropriate. In addition, the Compensation Committee may delegate authority to subcommittees where appropriate. The Compensation Committee Charter is available to shareholders on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Compensation and Human Resources Committee Interlocks and Insider Participation. The members of the Compensation and Human Resources Committee are Messrs. Koch (Chair), Askren, Puishys and Roering. No members of the Compensation and Human Resources Committee were officers or employees of the Company or any of its subsidiaries during the year, were formerly officers of the Company, or had any relationship otherwise requiring disclosure, except that through December 31, 2013, we purchased certain components for our products from Carlisle Companies Incorporated and its subsidiaries, a company of which Mr. Koch is an executive officer. During the fiscal year, we paid Carlisle Companies Incorporated and its subsidiaries $352,940 for such components.

Audit Committee. The Audit Committee, which currently consists of Ms. Lester (Chair) and Messrs. Christianson, Koch and Puishys, met twelve times during fiscal 2014. All members of our Audit Committee are independent directors as defined under the rules of The NASDAQ Stock Market. The Board has determined that Susan E. Lester is an “audit committee financial expert” as that term is defined in rules and regulations promulgated by the SEC. Other members of the Audit Committee may be considered financial experts based on past experience and positions held, but the Board has not designated them as such. The Audit Committee: (i) has sole authority and direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm; (ii) meets with our independent registered public accounting firm and representatives of management to review our internal and external financial reporting, including periodically without management present; (iii) reviews the scope of the independent registered public accounting firm’s examination and audit procedures to be utilized; (iv) considers comments by the registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments; (v) pre-approves any audit and non-audit services to be provided by our independent registered public accounting firm; and (vi) reviews the role of the Board in its oversight of the Company’s risk management. The Audit Committee operates under a written charter adopted by the Board, which is available to shareholders on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Governance Committee. The Governance Committee, which currently consists of Messrs. Christianson (Chair), Askren, Roering and Ms. Lester, met three times during fiscal 2014. All members are independent directors as defined under the rules of The NASDAQ Stock Market. The primary purpose of the Governance Committee is to ensure an appropriate and effective role for the Board in the governance of the Company. The primary recurring duties and responsibilities of the Governance Committee include: (i) reviewing and recommending to the Board corporate governance policies and procedures; (ii) reviewing our Arctic Cat Code of Conduct and compliance therewith; (iii) identifying director candidates, including recommendation to the full Board of the slate of nominees; (iv) recommending to the Board the composition of the committees; (v) educating our directors; (vi) evaluating the Board; and (vii) determining compensation policies, practices and levels of compensation for the Board. The independent directors of the full Board vote to approve the slate of director nominees identified by the Governance Committee. The Governance Committee Charter is available to shareholders on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Identifying New Director Nominees. In identifying prospective director candidates, the Governance Committee considers its personal contacts, recommendations from shareholders and recommendations from business and professional sources, including executive search firms. An executive search firm has been used in the past to identify director candidates. The Governance Committee’s policy is to consider qualified candidates for positions on the Board recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership, rather than directly nominate an individual, should submit the recommendations in writing to our Secretary at least 90 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders, with the submitting shareholder’s name and address and pertinent information about the proposed nominee similar to that set forth for the nominees named in this Proxy Statement. When evaluating the qualifications of potential new director candidates, or the continued service of existing directors, the Governance Committee considers a variety of criteria, including the individual’s integrity, inquisitiveness, experience dealing with complex problems, specialized skills or expertise, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director and ability to fully perform the duties of a director. Additionally, while the Governance Committee does not have a formal policy with respect to diversity, it seeks to have a Board that is diverse in terms of its background, skills, perspectives and experiences, and gives due consideration to contributions to diversity on the Board when evaluating the qualifications of any potential director candidate. While candidates recommended by shareholders will generally be considered in the same manner as any other candidate, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution resulting from such service.

A shareholder intending to independently nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Governance Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. These are described below under “Other Matters—Shareholder Proposals.” Shareholders wishing to recommend for nomination or to nominate a director should contact our Secretary for a copy of the relevant procedure for submitting recommendations and nominations and a full delineation of the criteria considered by the Governance Committee when evaluating potential new directors or the continued service of existing directors.

Communications with the Board. Our Board provides a process for shareholders to send communications to the Board. The manner in which shareholders can send communications to the Board is set forth under “Corporate Governance Guidelines” on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Director Independence. There are no family relationships between our director nominees, directors or executive officers. In addition, Messrs. Askren, Christianson, Koch, Puishys and Roering and Ms. Lester, the non-employee directors on the Board, are “independent” directors as defined under the rules of The NASDAQ Stock Market. Mr. Twomey is not an independent director due to his current position as CEO of the Company.

Code of Conduct. Our Board has adopted a code of ethics known as the “Arctic Cat Code of Conduct,” which applies to the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions, as well as our other officers, directors, employees, consultants, agents and representatives. We believe that the Arctic Cat Code of Conduct not only documents our good business practices, but sets forth guidelines for ensuring that all our personnel act with the highest standards of integrity. The Arctic Cat Code of Conduct is available on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Arctic Cat Code of Conduct by posting such information on our website at the website location specified above.

Director Compensation. The Governance Committee has the responsibility of, from time to time, reviewing the director compensation and recommending changes, if any, to the full Board for approval. As a part of its review, the Governance Committee receives information and analysis from Towers Watson, an independent compensation consultant, regarding director compensation practices and amounts for other publicly traded companies similar in revenue size. Compensation of non-employee directors is designed to attract and retain highly qualified individuals that can best represent the interests of our shareholders. To further align the interests of directors and shareholders, a large portion of director compensation is comprised of grants of stock options and restricted stock units. Management directors do not receive any compensation for their service as directors.

During fiscal 2014, our non-employee directors received compensation consisting of a mix of cash and equity:

•	An annual retainer fee of $50,000, which represents an annual retainer and compensation for attendance at board meetings;

•	Reimbursement of out-of-pocket expenses incurred on our behalf;

•

Annual committee member retainers ($7,000 for the Audit Committee; $5,000 for the Compensation and Human Resources Committee and the Governance Committee), in recognition of additional services and meetings attended in connection with such committee participation;

•

An option to purchase 2,326 shares of our Common Stock at an option price equal to the fair market value of our Common Stock on the date of grant ($42.99), and 1,046 restricted stock units with a grant date value of $44,968. All were granted on April 1, 2013 pursuant to the 2007 Omnibus Stock and Incentive Plan. The options have terms expiring ten years following the date of grant, are subject to forfeiture in full if the director ceases to be a director within one year of the grant date and are subject to a three-year vesting requirement. The restricted stock units have a three-year vesting requirement.

•

Annual leadership fees ($22,500 to the Lead Director, $10,000 to the Chair of the Audit Committee, and $7,500 to the Chairs of the Compensation and Human Resources Committee and the Governance Committee), in recognition of additional services and time commitments.

Stock Ownership Guidelines. To further align the interests of our directors with those of our shareholders, the Board established stock ownership guidelines for non-employee directors in March 2011. Within five years of the establishment of the ownership guidelines or, for new directors, within five years of joining the Board after the establishment of the ownership guidelines, each non-employee director is expected to own a dollar value of our Common Stock equal to at least four times the director’s then-current annual cash retainer. For our director stock ownership guidelines, shares subject to unexercised options, whether vested or unvested and whether in-the-money or out-of-the-money, do not qualify for credit under the guidelines. As of the record date, all directors either owned, or were on track to own within the permitted time after joining the Board, the requisite amount of stock.

In addition, non-employee directors are provided annual use of two products from our three product lines (i.e., ATV, ROV and snowmobile) and a trailer. These products are for personal use and are returned to us each year except in the year of a director’s retirement, in which case the director is permitted to keep the vehicles (provided such director has served at least three full terms). We sell the returned products to dealers and employees for an amount greater than our cost. We provide these products to our non-employee directors because we believe it is important for our directors to be familiar with our products.

The following table summarizes the compensation paid to non-employee directors during fiscal 2014 (Mr. Twomey served as a non-employee director throughout all of fiscal 2014):

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Unit (RSU) Awards ($)(2)	All Other Compensation ($)	Total ($)
Stanley A. Askren	57,500	39,324	44,968	—	141,792
Tony J. Christianson	69,500	39,324	44,968	—	153,792
D. Christian Koch	95,056	39,324	44,968	—	179,348
Susan E. Lester	72,000	39,324	44,968	—	156,292
Joseph F. Puishys	58,500	39,324	44,968	—	142,792
Kenneth J. Roering	60,000	39,324	44,968	—	144,292
Christopher A. Twomey	50,000	39,324	44,968	—	134,292

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2007 Omnibus Stock and Incentive Plan during fiscal 2014. For additional information, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014. At fiscal year-end, Mr. Askren held options to purchase 3,357 shares of Common Stock; Mr. Christianson held options to purchase 6,233 shares of Common Stock; Mr. Koch held options to purchase 8,262 shares of Common Stock; Ms. Lester held options to purchase 33,318 shares of Common Stock; Mr. Puishys held options to purchase 3,357 shares of Common Stock; Dr. Roering held options to purchase 46,350 shares of Common Stock; and Mr. Twomey held options to purchase 55,682 shares of Common Stock.
(2)	These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2007 Omnibus Stock and Incentive Plan during fiscal 2014. For additional information, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014. At fiscal year-end, Mr. Askren held 1,335 restricted stock units; Mr. Christianson held 2,108 restricted stock units; Mr. Koch held 2,108 restricted stock units; Ms. Lester held 2,108 restricted stock units; Mr. Puishys held 1,335 restricted stock units; Dr. Roering held 2,108 restricted stock units; and Mr. Twomey held 2,108 restricted stock units.

The following table provides supplementary information regarding non-employee director option awards during fiscal 2014 (Mr. Twomey served as a non-employee director throughout all of fiscal 2014):

Name	Grant Date	Option Awards Granted (#)	Grant Date Fair Value of Option Awards ($)
Stanley A. Askren	04/01/13	2,326	39,324
Tony J. Christianson	04/01/13	2,326	39,324
D. Christian Koch	04/01/13	2,326	39,324
Susan E. Lester	04/01/13	2,326	39,324
Joseph F. Puishys	04/01/13	2,326	39,324
Kenneth J. Roering	04/01/13	2,326	39,324
Christopher A. Twomey	04/01/13	2,326	39,324

The following table provides supplementary information regarding non-employee director restricted stock unit awards during fiscal 2014 (Mr. Twomey served as a non-employee director throughout all of fiscal 2014):

Name	Grant Date	RSU Awards Granted (#)	Grant Date Fair Value of RSU Awards ($)
Stanley A. Askren	04/01/13	1,046	44,968
Tony J. Christianson	04/01/13	1,046	44,968
D. Christian Koch	04/01/13	1,046	44,968
Susan E. Lester	04/01/13	1,046	44,968
Joseph F. Puishys	04/01/13	1,046	44,968
Kenneth J. Roering	04/01/13	1,046	44,968
Christopher A. Twomey	04/01/13	1,046	44,968

Policies and Procedures Regarding Related Person Transactions. The Audit Committee, currently comprised of Ms. Lester (Chair) and Messrs. Christianson, Koch and Puishys, is responsible for the review and approval of all related-party transactions between us and any of our executive officers, directors or director nominees, or any immediate family member of any such person. In addition, all related-party transactions that come within the disclosures required by Item 404 of the SEC’s Regulation S-K must also be approved by the Audit Committee. The policies and procedures regarding the approval of all such related-party transactions have been approved at a meeting of the Audit Committee and are evidenced in our corporate records.

Through December 31, 2013, we purchased certain components for our products from Carlisle Companies Incorporated and its subsidiaries, a company of which Mr. Koch, one of our directors, is an executive officer. During the fiscal year, we paid Carlisle Companies Incorporated and its subsidiaries $352,940 for such components. The prices we paid were the subject of arms-length negotiation on terms no less favorable to us than we could otherwise obtain.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis describes our compensation objectives and policies as well as the compensation awarded to the following named executive officers (“NEOs”) during fiscal year 2014 (“FY2014”):

•	Claude J. Jordan, President and Chief Executive Officer

•	Timothy C. Delmore, Chief Financial Officer and Secretary

•	Bradley D. Darling, Vice President—General Manager, Snowmobile

•	Paul A. Fisher, Vice President—Operations

•	Tracy J. Crocker, Vice President—General Manager, Parts, Garments and Accessories

Executive Summary

We set challenging performance expectations for our Company in FY2014. Specifically, our target performance for revenue and net income were $775,047,000 and $45,154,000, which represent increases of 15.4% and 13.7% over a record FY2013. Given the economic challenges and the volatility of Canadian currency, our overall performance during FY2014 was less than expected at the beginning of the year.

However, the Company was successful in several areas:

•	Diluted EPS of $2.90 vs. $2.89 in FY2013. EPS was negatively impacted by $0.30 per share as a result of Canadian currency.

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FY2014 Net sales increased 9% to $730.5 million compared to last year. Snowmobile net sales increased 7%; ATV and side-by-side net sales increased 11%; and PG&A net sales increased 6% compared to last year.

•	We were the only OEM to gain market share in all three of the ATV, side-by-side and snowmobile categories.

•	Continued focus and investment in new product development that drive sales including the Wildcat Trail and Prowler HDX500 models; plus the Yamaha snowmobile partnership.

Given our challenging performance targets, the economic conditions and the volatility of Canadian currency, executive annual incentive pay was 47.7% of target based on the performance targets set at the beginning of the year. The Compensation and Human Resources Committee’s decisions regarding performance goals and compensation opportunities for our senior management were shaped by the committee’s underlying philosophy of paying for superior performance and aligning the interests of our executives with the interests of our shareholders.

In addition, we receive direct feedback from shareholders on our compensation programs through the advisory vote on the compensation paid to our NEOs (commonly known as a “say-on-pay” vote), which we held for the first time at the 2011 Annual Meeting of Shareholders and will hold every three years, including this year, as provided for in Proposal 4—Executive Compensation Advisory Vote of this Proxy Statement. At the 2011 Annual Meeting of Shareholders, the say-on-pay proposal received over 97% approval. The Compensation and Human Resources Committee will continue to monitor shareholder views with respect to our executive compensation practices and take those views into account when making decisions regarding executive compensation. Additionally, our Chairman and CEO meets throughout the year with significant shareholders to discuss, among other topics, our executive compensation programs.

Our executive compensation philosophy is to maximize shareholder returns by attracting and retaining top talent and rewarding business results and individual performance. Specifically, our compensation program is designed to achieve the following objectives in a cost efficient manner:

•	Align the interests of management with those of shareholders;

•	Attract and retain management that contribute to our long-term success;

•	Provide an incentive for management to exceed their objectives to further increase shareholder value;

•	Pay for performance; and

•	Provide internal equity.

To achieve these objectives, we have designed an executive compensation program that continues to emphasize more shareholder-aligned compensation as a percentage of total targeted direct compensation as the level of authority of the executive officer’s position increases. The Compensation and Human Resources Committee believes that the compensation of those with the greatest overall responsibility for our performance should be subject to greater variability in compensation based on that performance. We do not, however, have specific policies governing the allocation of the total targeted direct compensation opportunity among its various components.

Consistent with these principles, the Compensation and Human Resources Committee targets Total Targeted Direct Compensation (base salary, annual incentive, and long-term incentive pay) to be +/-15% of the market median for comparable positions based on a report compiled by Towers Watson (the “Towers Watson Report”). The amount actually paid upon the completion of the performance period may be higher or lower based on actual results over that period.

During FY2014, the structure and metrics of our compensation plans remained the same as in FY2013 and are detailed in “FY2014 Executive Compensation Programs” below. The annual incentive plan was based 70% on net income and 30% on net sales. This mix of income and sales provides a balanced emphasis on bottom line results and top line growth. From a long-term incentive perspective, a mix of 75% stock options and 25% restricted stock units were granted, the same percentages as in FY2013. This mix of options and restricted stock units provides a balance that emphasizes the performance orientation of the program (stock options only have value to the extent that the stock price increases) and the retention orientation of the program (restricted stock units have shareholder alignment, but also serve to retain the management team as we believe that a consistent executive population over time benefits our shareholders).

The discussion that follows should be read in conjunction with the information provided in the “Executive Compensation and Other Information” section immediately following this Compensation Discussion and Analysis.

Summary of Compensation Program Components

The components of our NEO compensation are summarized in the following table. All of the components, individually and collectively, are structured for the general purpose of providing a competitive compensation program that will enable us to meet our objective of attracting and retaining highly qualified executives critical to our success.

Pay Component	Purpose	Key Features
Base Salary

•   Provides a fixed level of cash compensation on which executive officers can rely.

•   Recognize the contributions of our executives in their day-to-day responsibilities and their achievements.

•   Reflect the scope and complexity of our executives’ respective roles.

•   Reflect current and historical levels of individual performance.

Salary levels based on an assessment of the following:

•   Level of responsibility.

•   Experience.

•   Individual performance.

•   Future potential.

•   Salary level relative to market median.

•   Internal equity considerations.

Salary levels are reviewed annually and adjusted as appropriate.

Annual Incentive Awards	• Motivate executives to attain and exceed annual financial business results leading to increased shareholder returns. • We emphasize net income (70%) and net sales (30%).

Target incentive opportunity expressed as a percentage of executive officer’s base salary, based on the following:

•   Responsibilities of the position.

•   Expected level of contribution.

•   Consideration of market data.

Actual payouts may be less than or equal to maximum potential payouts based on degree to which objectives are achieved.

Long-Term Incentive Awards

•   Stock options align executive officers’ interests with the interests of our shareholders.

•   Restricted stock units are a tool to attract and retain highly qualified executive officers.

•   Stock option and restricted stock unit awards provided annually

Award amounts based on the following:

•   Responsibilities of position.

•   Expected level of contribution.

•   Consideration of market data.

Stock options and restricted stock awards vest in three tranches (1/3 on each of the first three anniversary dates from the grant date.) Stock option awards must be exercised by the 10th anniversary of the grant date.

Pay Component	Purpose	Key Features
Broad-based Employee Benefits and Perquisites	Provide an overall compensation package that is competitive with those offered by companies with whom we compete for executive talent.

Participation in the 401(k) plan and health and welfare plans on same terms as all other employees.

Executive officers are provided the following additional benefits:

•   Annual use of one ATV, one ROV, and two snowmobiles. These products are for business and personal use and are returned to us each year. Once returned these units are sold at a slightly lower profit, but always above cost.

•   Supplemental life and disability insurance to provide a competitive death and disability benefit.

•   Reimbursement by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000 respectively.

Severance and Change in Control Arrangements

•   Attract and retain highly qualified executive officers.

•   Enable executive officers to evaluate potential transactions focused on shareholder interests.

•   Provide continuity of management. Provide a bridge to next professional opportunity in the event of an involuntary termination.

•   Double-trigger change in control severance arrangements.

•   Severance for termination by the company “without cause” or by the executive “for good reason.”

•   Non-compete and non-solicitation restrictions following termination of employment.

Determining Executive Compensation

The Process Followed by the Compensation and Human Resources Committee. The practice of the Compensation and Human Resources Committee is to meet in December and March of each year to: (i) establish the annual base salary and the annual incentive compensation opportunity for each of the executive officers for the upcoming fiscal year; (ii) determine long-term incentive awards and any other equity-based awards to be granted to executive officers for the upcoming fiscal year; and (iii) consider any plan changes for the upcoming fiscal year. During May and early June of each year, after audited financial results are available, the Compensation and Human Resources Committee meets to certify the annual incentive compensation to be paid to each executive officer based on the predetermined compensation plan and the actual financial results for the prior year.

When making individual compensation decisions for the executive officers, the Compensation and Human Resources Committee takes many factors into account. These factors include subjective and objective considerations of each individual’s skills, performance and level of contribution towards desired business objectives, our overall performance, retention, the individual’s experience with us and in his or her current position, the recommendations of management, the individual’s current and historical compensation, the Compensation and Human Resources Committee’s compensation philosophy, and comparisons to other comparably situated executive officers. The Compensation and Human Resources Committee’s process utilizes input and analysis from a number of sources, including management, independent directors of the Board, the Compensation and Human Resources Committee’s independent compensation consultant, Towers Watson, and market studies and other comparative compensation information.

The Compensation and Human Resources Committee uses this information in conjunction with its own review of the various components of our executive compensation program to determine the base salary, annual incentive target and percentage of base salary, and long-term incentive awards for our executive officers.

Role of Executive Officers in Determining Compensation. The Compensation and Human Resources Committee meets annually with our CEO to review the performance of our other executive officers. The Compensation and Human Resources Committee also receives recommendations from our CEO, with the assistance of our Vice President-Human Resources (for executive officers other than himself), regarding base salary, annual incentive award targets and long-term incentive award amounts for all executive officers, excluding the CEO.

In determining the CEO’s compensation, the Compensation and Human Resources Committee considers comparative compensation information and input from Towers Watson and our Vice President-Human Resources and makes a recommendation to the Board of Directors for consideration and approval.

The Compensation and Human Resources Committee considers input from our CEO and the Vice President-Human Resources when developing and selecting metrics and performance objectives for our annual incentive plan, and the mix of equity used in the long-term incentive plan.

Role of the Compensation Consultant. Towers Watson, a nationally recognized compensation consulting firm, provides the Compensation and Human Resources Committee with an annual compensation market analysis for our executive officers; makes recommendations on the executive pay programs; reviews, participates and comments on executive and board compensation matters; and provides updates on legal and other developments and trends in executive compensation.

The Compensation and Human Resources Committee evaluated Towers Watson’s independence based on all relevant facts and circumstances, including the following six factors enumerated by the SEC in Rule 10C-1 of the Exchange Act of 1934:

•	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor

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The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor

•	The policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest

•	Any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the compensation committee

•	Any stock of the Company owned by the compensation consultant, legal counsel or other advisor

•	Any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the Company.

After reviewing these factors, the Compensation and Human Resources Committee confirmed that Towers Watson was in fact independent.

In FY2014, Towers Watson was engaged by the Compensation and Human Resources Committee to provide market data for all of our executives, including our named executive officers. This market data is derived from the executive database within the Towers Watson Data Bank, which is a published compensation survey (there were 435 participating companies in the 2013 survey). The data in the compensation survey is size adjusted, using a regression analysis, for our revenue size. The market data provided by Towers Watson is in aggregate form for each position in which our executives serve.

FY2014 Executive Compensation Programs

The elements of our executive compensation program include: base salary, annual incentive awards, long-term incentive awards, broad-based employee benefits, perquisites and severance and change-in-control arrangements. Each compensation component for the executive officers (excluding the CEO) is subject to the discretion of the Compensation and Human Resources Committee and is determined on an individual basis. The CEO’s compensation is reviewed by the Compensation and Human Resources Committee but subject to the discretion of the independent members of the Board of Directors. We believe that the total targeted compensation package provides a compensation package that is similar to those provided by comparable companies.

The Compensation and Human Resources Committee annually reviews competitive executive compensation data based upon the Towers Watson Report. The Towers Watson Report provides the Compensation and Human Resources Committee with market information at the 25th, 50th, and 75th percentiles for each executive officer position and pay component, and for total targeted direct compensation, and compares the actual and target compensation provided and intended to be provided to each executive officer to the market amounts. This market information is an important element reviewed by the Compensation and Human Resources Committee, which generally intends to target total compensation for our executive officers between the 85th percentile and 115th percentiles of the market median for comparable positions as set forth in the Towers Watson Report. The Compensation and Human Resources Committee can and does, however, use discretion to adjust a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers.

Base Salary. In order to ensure our ability to attract and retain qualified executives, the Compensation and Human Resources Committee believes that base salary should generally be in the 85th percentile to 115th percentile of the market median for comparable positions as set forth in the Towers Watson Report. Other factors considered by the Compensation and Human Resources Committee in setting annual base salary for each of our executive officers include the individual’s level of responsibility, experience and time in the position, performance in the prior year, future potential and internal equity considerations. The Compensation and Human Resources Committee reviews these factors each year and adjusts them accordingly to assure that we are appropriately rewarding performance.

After review of the Towers Watson Report and considering the factors noted above, the following adjustments were made for FY2014:

•	Effective June 3, 2013, Mr. Jordan’s base salary was increased from $625,000 to $643,750, a 3.0% increase; effective April 1, 2013 his annual incentive award at target increased from 75% to 100%;

•	Mr. Delmore’s base salary was increased from $305,000 to $360,000, a 18.0% increase; his annual incentive award at target remained at 50%;

•	Mr. Darling’s base salary for FY2014 was increased from $244,000 to $264,000, a 8.2% increase; is annual incentive award at target was increased from 35% to 40%;

•	Mr. Fisher’s base salary for FY2014 was increased from $245,000 to $252,000, a 2.9% increase; his annual incentive award at target was increased from 35% to 40%;

•	Mr. Crocker’s base salary for FY 2014 was $232,000; his annual incentive award at target was 35%. This was Mr. Crocker’s first year as a NEO.

Annual Incentive Awards. The Compensation and Human Resources Committee believes that placing a meaningful portion of an executive’s overall compensation at total risk, based on our net income and net sales, focuses attention on our short and intermediate-term goals while encouraging high levels of performance from each executive and shareholder value creation over the long term. The Compensation and Human Resources Committee also believes that a greater percentage of total compensation should be at risk as an executive’s responsibility increases.

Method of Calculating FY2014 Annual Incentive Pay. Each NEO has a total annual incentive payout expressed as a percentage of base salary. In FY2014, 70% of the annual incentive award was based on net income performance and 30% was based on net sales performance. Payouts can range from 0% to 200% based on net income and net sales performance versus their respective targets. Payout below threshold performance is at 0%. To receive any payout for net sales performance, a minimum net income performance level must be attained. Performance above threshold is payable according to the chart below:

	Total Annual Incentive as a % of Base Salary at Target Performance	Annual Incentive at Net Income Target Performance (70% Weighting)	Payout as a % of Base Salary at Threshold (80% of target net income performance)	Payout as a % of Base Salary at Target	Payout as a % of Base Salary at Maximum (120% of target net income performance)	Annual Incentive at Net Sales Target Performance (30% Weighting)	Payout as a % of Base Salary at Threshold (50% of target net income performance and 95% of target net sales performance)	Payout as a % of Base Salary at Target	Payout as a % of Base Salary at Maximum (50% of target net income performance and 105% of target net sales performance)
Mr. Jordan	100%	70%	35%	70%	140%	30%	15%	30%	60%
Mr. Delmore	50%	35%	17.5%	35%	70%	15%	7.5%	15%	30%
Mr. Darling	40%	28%	14%	28%	56%	12%	6%	12%	24%
Mr. Fisher	40%	28%	14%	28%	56%	12%	6%	12%	24%
Mr. Crocker	35%	24.5%	12.25%	24.5%	49%	10.5%	5.25%	10.5%	21%

Below is a chart that shows annual incentive payout at key net income and net sales performance levels versus FY2014 actual performance:

	Metric Weighting	Below Threshold	Threshold(1)	Target	Maximum(2)	FY2014 Actual Performance
Net Income	70%	$36,123,200 and below	Over $36,123,200	$45,154,000	$54,184,800 and above	$39,403,000

Payout as a % of Target Award		0%	50%	100%	200% (Incentive is capped at 200%)	68.2%

Net Sales*	30%	$736,294,650 and below	Over $736,294,650	$775,047,000	$813,799,350 and above	$730,492,000

Payout as a % of Target Award		0%	50%	100%	200% (Incentive is capped at 200%)	0.0%

*	To receive a payout on the net sales metric, performance over the net sales threshold must be achieved and net income must have been at a minimum $22,577,000. Although the net income level was achieved, sales performance was below the threshold.
(1)	Threshold payouts are made on the net income metric if the Company achieves 80% of target net income and are made on the net sales metric if the Company achieves 50% of target net income and 95% of target net sales.
(2)	Maximum payouts are made on the net income metric if the Company achieves 120% of target net income and are made on the net sales metric if the Company achieves 50% of target net income and 105% of target net sales.

Discussion on Results and FY2014 Payout of the Annual Incentive: In FY2014, on the net income target, we delivered $39.4 million in net income (vs. $39.7 million the prior year). On the net sales target, we delivered $730.5 million in net sales (vs. $671.6 million the prior year). These net income and net sales performance levels delivered 68.2% and 0.0% of target payout, respectively. As a result, the actual annual incentive payout was 47.7% of target.

Long-term Incentive Awards. In FY2014, we granted long-term incentive awards in a value mix of 75% stock options and 25% restricted stock units (“RSUs”).

On April 1, 2013, NEOs received stock options exercisable at and RSUs valued at the Fair Market Value of the Company’s common stock on the grant date of April 1, 2013, each option and RSU vesting over three years, for the number of shares indicated: Mr. Jordan, 42,115 options and 5,615 RSUs; Mr. Delmore, 12,648 options and 1,686 RSUs; Mr. Darling, 8,068 options and 1,075 RSUs; Mr. Fisher, 5,321 options and 709 RSUs; and Mr. Crocker, 6,542 options and 872 RSUs.

Stock Option Awards. We do not backdate stock options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our stock options are granted at fair market value at the beginning of the fiscal year, with all required approvals obtained in advance or on the actual grant date. Executive officers are awarded stock options with an exercise price equal to the fair market value of our Common Stock on the date of grant. Our general practice is to grant options only on the annual grant date. In some cases, newly hired or promoted executives that are eligible to receive options receive their award of stock options on the date of their hire or promotion. Stock options granted to executive officers, including the named executive officers, vest in equal installments on the first, second, and third anniversaries of the grant date and expire ten years from the grant date.

In FY2014, the Compensation and Human Resources Committee made the annual grants of stock options described in the Summary Compensation Table to the named executive officers. The Compensation and Human Resources Committee was comprised of members who were all outside directors under applicable rules of the Code and non-employee directors under applicable rules of the Exchange Act of 1934.

Stock options have value for the executive officers only if the price of our stock appreciates in value from the date of grant. Shareholders also benefit from such stock price appreciation. The Compensation and Human Resources Committee believes that stock options encourage and reward effective management which, in turn, results in the long-term financial success as measured by stock price appreciation. In addition, the Compensation and Human Resources Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success.

Restricted Stock Unit Awards. We do not backdate Restricted Stock Unit awards (RSUs) or grant RSUs retroactively. In addition, we do not coordinate grants of RSUs so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our RSUs are granted at fair market value at the beginning of the fiscal year, with all required approvals obtained in advance or on the actual grant date. Executive officers are awarded RSUs with a price equal to the fair market value of our Common Stock on the date of grant. Our general practice is to grant RSUs to executives only on the annual grant date. In some cases, newly hired or promoted executives that are eligible to receive RSUs receive their award on the date of their hire or promotion. RSUs granted to executive officers, including the named executive officers, vest in equal installments on the first, second, and third anniversaries of the grant date.

In FY2014, the Compensation and Human Resources Committee made the annual grants of RSUs described in the Summary Compensation Table to the named executive officers. The Compensation and Human Resources Committee was comprised of members who were all outside directors under applicable rules of the Internal Revenue Code of 1986, as amended (the “Code”) and non-employee directors under applicable rules of the Exchange Act of 1934.

Stock Ownership Guidelines. The Compensation and Human Resources Committee believes that RSUs are a tool to attract and retain highly qualified executive officers which, in turn, results in the long-term financial success as measured by stock price appreciation. In addition, the Compensation and Human Resources Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success. The Compensation and Human Resources Committee believes that significant long-term incentives are critical to assuring that executive and shareholder interests are aligned and expects executives to acquire ownership over time.

The Compensation and Human Resources Committee also believes that stock ownership should increase as responsibility level increases within the Company. In FY2012, we established stock ownership guidelines for our executive officers. Our original approach was to require executive officers to hold a fixed share amount of Company stock by five years from the implementation date of the guidelines, or five years as a Company executive officer for those individuals named as executive officers after the implementation date. In FY2013, due to the almost threefold increase of our share price since the implementation date and our subsequent practice of granting a reduced number of shares as such share price rose, we have modified our stock ownership guidelines from holding a fixed share amount to the more prevailing market practice of each NEO holding a specified multiple of base pay. The guidelines are driven by the following objectives:

•	Align management and shareholder interests.

•	Encourage growth in shareholder value.

•	Be consistent with corporate governance best practices.

•	Ensure stock exposure via stock options is balanced with direct ownership.

•	Mitigate the potential for participants to unduly benefit from a short-term spike in price.

Executive officers now have a guideline for obtaining common stock equal to the following multiple of base pay by the later of March 2016 or 5 years service as an executive officer:

NEO Stock Ownership Guideline

Mr. Jordan	5X base salary
Mr. Delmore	3X base salary
Mr. Darling	3X base salary
Mr. Fisher	2X base salary
Mr. Crocker*	3X base salary

*	Mr. Crocker will attain 5 years as an executive officer in March 2017.

Shares counted toward the guideline include shares owned (including in a 401(k), unvested restricted or deferred stock and vested in-the-money stock options (less exercise costs)). Unvested stock options and out-of-the-money stock options do not count toward the guideline. As of end of FY2014, all NEOs either owned, or were on track to own within the permitted time after becoming a NEO, the requisite amount of stock.

Broad-Based Employee Benefit Plans. We maintain certain broad-based employee benefit plans in which our executive officers, including the NEOs, have been permitted to participate, including retirement, life, and health insurance plans. Our retirement plan is a 401(k) plan which allows all eligible employees to make pre-tax contributions. In FY 2014, we matched employee contributions in an amount equal to the employee’s contribution, up to a maximum of 2% of the employee’s cash compensation (“eligible earnings”). “Eligible Earnings” are capped at $255,000.

Perquisites. Executive officers are provided annual use of one ATV, one ROV, and two snowmobiles. These products are for business and personal use and are returned to us each year. We provide executive officers with the use of the ATV, ROV, and snowmobiles because the Compensation and Human Resources Committee believes that knowledge of and familiarity with our products is an important aspect of the executive officers’ jobs. We sell the returned products to dealers and employees for an amount greater than our cost. Income for the executive officers is not grossed up to pay for the associated taxes on the value of the products.

Executive officers also receive supplemental life and disability insurance to provide a competitive death and disability benefit. Income for the executive officers is not grossed up to pay for the associated tax liability on the insurance. Additionally, executive officers are reimbursed by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000 respectively. The reimbursements are considered taxable income to the executive.

Severance Arrangements. In furtherance of our desire to attract and retain highly-qualified executive officers, we have included severance arrangements in the employment agreement of each named executive officer other than Mr. Crocker, and we have change-in-control agreements (as outlined below) that are designed to provide for continuity of management in the event of an actual or threatened change in control of the Company. The employment agreement severance arrangements provide that the applicable named executive officer has specific rights and receives specified severance pay and related benefits if the executive officer is terminated without “cause” or, except for Mr. Delmore, voluntarily terminates his employment for “good reason,” each as defined in the respective employment agreements, and complies with certain confidentiality, non-solicitation and release of claims conditions. Subsequent to the end of FY 2014, Mr. Jordan stepped down as President and Chief Executive Officer. Under his employment agreement, Mr. Jordan is entitled to accelerated vesting of his equity awards; however, Mr. Jordan’s vested option awards will expire one month from the date of separation if not exercised and his unvested options and restricted stock will vest upon effectiveness of a release agreement and must be exercised within one month thereafter. Additional information regarding these severance arrangements is provided in the section of this Proxy Statement entitled, “Potential Payments Upon Termination or Change-in-Control.”

Under each executive officer’s respective Change-in-Control (“CIC”) agreement, if the executive officer is terminated other than for “cause” or the executive voluntarily terminates his or her employment for “good reason,” all as defined in each respective CIC agreement, following a change-in-control of the Company (as defined in the CIC agreement), then the executive officer is entitled to certain severance payments based on a multiple of annual salary and target bonus and continued welfare benefits, among other benefits. The current CIC agreements became effective January 1, 2014 and replaced previously-existing CIC agreements with executives following a review by the Compensation and Human Resources Committee and Towers Watson for market competiveness and an understanding of prevailing market practices.

Clawback. It is the Board’s policy that the Compensation and Human Resources Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash incentive compensation paid to the NEOs and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently adversely adjusted as a result of a restatement of our financial statements. Where applicable, we will seek to recover any amount determined to have been inappropriately received by an executive officer. This situation has never occurred in our history.

Tax Deductibility of Pay. Section 162(m) of the Code imposes a $1 million limit on the amount that we may deduct for compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than the CEO and CFO) that are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. “Qualifying performance-based” compensation is compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders. We believe that all compensation paid under our executive compensation programs for FY2014 was either below the $1 million limit or qualified as performance-based compensation under Section 162(m). We may provide compensation that is not tax deductible if it is determined that such action is appropriate.

Consideration of Compensation-Related Risks. In connection with its oversight of compensation-related risks, the Compensation and Human Resources Committee annually evaluates whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. For FY2014, the Compensation and Human Resources Committee with the assistance of Towers Watson evaluated the current risk profile of our compensation policies and programs for all of our employees, with particular emphasis on annual and long-term incentive compensation. In its evaluation, the Compensation and Human

Resources Committee reviewed our executive compensation structure, identified important business risks that could materially affect the Company, and assessed how we managed or mitigated these risks in the design of our compensation structure. The Compensation and Human Resources Committee also considered the ability of our executive officers and other employees to affect changes in their incentive compensation that could create risk for the Company. Based on this evaluation, the Compensation and Human Resources Committee determined that its compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee of the Board has reviewed and discussed with management this Compensation Discussion and Analysis. Based on its review and discussions, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE

COMPENSATION AND HUMAN RESOURCES COMMITTEE

OF THE BOARD

D. Christian Koch (Chair)	Kenneth J. Roering
Stanley A. Askren	Joseph F. Puishys

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation paid in fiscal 2014, 2013 and 2012 to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers whose compensation exceeded $100,000 for fiscal 2014. These individuals are referred to throughout this Proxy Statement as the “NEOs” or “named executive officers.” For a discussion of the amount of base salary, annual incentives and long-term incentive awards in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

2014 Summary Compensation Table

Name and Principal Position	Year	Base Salary ($)	Restricted Stock Unit (RSU) Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Claude J. Jordan President and Chief Executive Officer	2014 2013 2012	617,430 593,703 530,735	241,389 187,509 157,495	712,008 635,306 474,266	307,141 776,111 660,000	22,108 18,316 10,611	1,900,076 2,210,945 1,833,107

Timothy C. Delmore Chief Financial Officer and Secretary	2014 2013 2012	331,262 284,315 266,967	72,481 75,012 63,001	213,831 254,113 189,705	85,880 252,495 275,000	18,161 15,492 6,302	721,615 881,427 800,975

Bradley D. Darling Vice President—General Manager, Snowmobile	2014 2013 2012	250,322 229,355 216,276	46,214 50,008 44,755	136,400 169,409 134,750	50,383 141,397 154,000	9,832 10,491 1,128	493,151 600,660 550,909

Paul A. Fisher(4) Vice President—Operations	2014 2013	236,830 227,633	30,480 34,988	89,958 118,581	48,093 141,977	13,824 16,502	419,185 539,681

Tracy J. Crocker(5) Vice President—General Manager, Parts, Garments and Accessories	2014	217,201	37,487	110,601	38,742	13,453	417,484

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation-Stock Compensation, for stock-based incentive awards granted under our 2007 Omnibus Stock and Incentive Plan during fiscal 2014, 2013 and 2012. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. Any performance-based awards included in these amounts have been valued based on the probable outcome of the performance condition(s) as of the grant date. For assumptions used in the valuation of such awards, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014. For further information on these awards, see the “Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2014” table included in this Proxy Statement.
(2)	Amounts reflect annual cash incentive awards based on corporate and individual performance. The awards are further described in “Discussion on Results and FY2014 Payout of the Annual Incentive” of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	Includes the value of Company contributions to the named executive officer’s 401(k) retirement plan account, the value of Company payments to life insurance policies, and the value of certain perquisites including: financial planning; the aggregate incremental cost to Arctic Cat of providing certain Arctic Cat products to our named executive officers at no cost; and group life, long-term disability and medical coverage not provided generally to all employees. Certain of these items of compensation are described in further detail under the “Perquisites” section of the “Compensation Discussion and Analysis” of this Proxy Statement.
(4)	Mr. Fisher was a named executive officer for the first time in fiscal 2013. As permitted by the SEC’s rules, only information relating to Mr. Fisher’s compensation for the fiscal years during which he was a named executive officer is disclosed in the Summary Compensation Table and other compensation tables.
(5)	Mr. Crocker was a named executive officer for the first time in fiscal 2014. As permitted by the SEC’s rules, only information relating to Mr. Crocker’s compensation for the fiscal years during which he was a named executive officer is disclosed in the Summary Compensation Table and other compensation tables.

Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2014

All stock options and restricted stock unit awards granted to each of the named executive officers were made under the Company’s 2007 Omnibus Stock and Incentive Plan. The stock options have an exercise price equal to the closing market price of the underlying security on the date of grant. In addition, the grant date is a date subsequent to the date the grant was approved by the Compensation and Human Resources Committee. The stock options granted to the named executive officers in fiscal 2014 vest in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. There has been no repricing or other material modification of the stock options granted to the named executive officers during the last fiscal year. The restricted stock units vest in three equal annual installments beginning April 1, 2014. Vesting of the restricted stock units may be delayed at the election of the reporting person. Each restricted stock unit represents a contingent right to receive one share of the Company’s Common Stock.

For a discussion of the amount of base salary and incentive compensation in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The following table summarizes estimated future payouts under non-equity incentive plan awards and grants of equity awards to each of the named executive officers during fiscal 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Threshold ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)
Claude J. Jordan	4/1/2013 4/1/2013				5,615	42,115	42.99 42.99	712,008 241,389
	N/A	321,875	643,750	1,287,500

Timothy C. Delmore	4/1/2013 4/1/2013				1,686	12,648	42.99 42.99	213,831 72,481
	N/A	90,000	180,000	360,000

Bradley D. Darling	4/1/2013 4/1/2013				1,075	8,068	42.99 42.99	136,400 46,214
	N/A	52,800	105,600	211,200

Paul A. Fisher	4/1/2013 4/1/2013 N/A	50,400	100,800	201,600	709	5,321	42.99 42.99	89,958 30,480

Tracy J. Crocker	4/1/2013 4/1/2013 N/A	40,600	81,200	162,400	872	6,542	42.99 42.99	110,601 37,487

(1)	Represents restricted stock units that vest in three equal annual installments beginning April 1, 2014.
(2)	Closing price of our common stock on the grant date.

Outstanding Equity Awards At March 31, 2014

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2014:

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Claude J. Jordan			42,115	(1)	42.99	4/1/2023	11,807	564,257
	8,920		17,841	(1)	43.79	4/2/2022
	55,486		27,742	(1)	15.77	4/1/2021
	5,300				14.68	1/1/2021
	540	(2)			10.79	4/1/2020

Timothy C. Delmore			12,648	(1)	42.99	4/1/2023	4,163	198,950
	3,568		7,136	(1)	43.79	4/2/2022
	22,205	(2)			15.77	4/1/2021

Bradley D. Darling			8,068	(1)	42.99	4/1/2023	2,785	133,095
	2,379		4,757	(1)	43.79	4/2/2022
	23,647				15.77	4/1/2021
	8,500				14.68	1/1/2021
	4,000				6.26	8/6/2014

Paul A. Fisher			5,321	(1)	42.99	4/1/2023	1,877	89,702
	1,665		3,330	(1)	43.79	4/2/2022
	11,191				15.77	4/1/2021

Tracy J. Crocker			6,542	(1)	42.99	4/1/2023	2,208	105,520

(1)	Becomes exercisable with respect to one-third of the shares of Common Stock subject to the option on each anniversary of the grant date, beginning one year from the date of grant.
(2)	Represents remaining option exercisable in future fiscal years after partial exercise during fiscal 2014.

Option Exercises and Stock Vested for Fiscal Year Ended March 31, 2014

The following table provides information concerning the aggregate number of stock options exercised and shares of stock that vested for each of our named executive officers during fiscal 2014, and the aggregate dollar value realized by each of our named executive officers upon such exercise or vesting.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Claude J. Jordan	210,020	(2)	8,827,033	(2)	4,757	203,889	(3)
Timothy C. Delmore	17,491	(4)	775,840	(4)	1,903	81,565	(3)
Bradley D. Darling	—		—		1,327	56,884	(3)
Paul A. Fisher	1,492	(5)	58,024	(5)	901	38,620	(3)
Tracy J. Crocker	—		—		—	—

(1)	Amounts shown in this column are based on the difference between the fair market value of a share of our Common Stock at the time of exercise and the exercise price.
(2)	Represents the exercise of stock options to purchase 210,020 shares of our Common Stock. The three stock options exercised by Mr. Jordan were granted on August 25, 2008, August 6, 2009, and April 1, 2010. The options had exercise prices of $9.88, $6.26 and $10.79.
(3)	Amounts in this column are based on the $42.99 fair market value of a share of our Common Stock on April 1, 2013 and on the $42.56 fair market value of a share of our Common Stock on April 2, 2013.
(4)	Represents the exercise of stock options to purchase 17,491 shares of our Common Stock and the value realized at the time of exercise. The stock option exercised by Mr. Delmore was granted on April 1, 2010, and had an exercise price of $10.79.
(5)	Represents the exercise of stock options to purchase 1,492 shares of our Common Stock and the value realized at the time of exercise. The stock option exercised by Mr. Fisher was granted on April 1, 2011, and had an exercise price of $15.77.

Potential Payments Upon Termination or Change-in-Control

We have entered into change-in-control agreements with each of our executive officers, including the named executive officers, which provide, among other things, that following a “change-in-control” of the Company each executive officer would receive a lump-sum cash severance payment equal to approximately three times the executive officers’ annual incentive bonus for the current fiscal year and annual base salary, based on the weekly equivalent of the executive officer’s base salary in effect at the time of termination, plus, under certain circumstances, certain fringe benefits that would be payable on a monthly basis for 24 months. Such payments allow the Company to ensure that management remains in place and effectively functions in the event of a proposed change in Company ownership. In general, a “change in control” would occur when there has been any change in control required to be reported in our proxy statement, when 30% or more of our outstanding voting stock is acquired by any person, when current members of the Board or their successors elected or nominated by such members cease to constitute at least 50% of the Board, when we merge or consolidate with or sell substantially all our assets to any person or entity, when we acquire the assets of another corporation or when our shareholders approve a plan of liquidation or dissolution of the Company. Pursuant to these agreements, if a “change in control” had occurred on March 31, 2014 and the executive officer’s employment was terminated by the executive for “good reason” (as defined in the respective change in control agreements) or by us for other than “cause” (as defined in the respective change in control agreements), the named executive officers would have received the amounts indicated, which includes deemed compensation resulting from the immediate vesting of all unvested stock options, restricted stock and stock equivalent awards and a reasonable estimate of the health and life insurance benefits required to be provided by us for the 24-month period following such termination: Mr. Jordan, $3,849,625; Mr. Delmore, $1,614,600; Mr. Darling, $1,105,104; Mr. Fisher, $1,054,872; and Mr. Crocker, $936,468.

We have also included severance provisions in the employment agreements with each of our named executive officers, other than Mr. Crocker. Pursuant to these provisions, the applicable named executive officer will receive the following amounts for a 12-month period following termination of employment by us for other than “cause” or, except for Mr. Delmore, by the executive officer for “good reason” (each as defined in the respective employment agreements): (i) an amount equal to his average annual base salary over the three-year period immediately preceding the date of termination, and (ii) an amount sufficient to continue eligible employee benefits. Subsequent to the end of FY 2014, Mr. Jordan stepped down as President and Chief Executive Officer. Under his employment agreement, Mr. Jordan is entitled to accelerated vesting of his equity awards; however, Mr. Jordan’s vested option awards will expire one month from the date of separation if not exercised and his unvested options and restricted stock will vest upon effectiveness of a release agreement and must be exercised within one month thereafter. To be eligible for such severance benefits, the executive officer must execute a release of claims against us and comply with certain non-solicitation, non-competition and confidentiality obligations as set forth in the respective employment agreements. If the named executive officers had been terminated on March 31, 2014 by us for other than “cause” or, except for Mr. Delmore, by the executive officer for “good reason” (each as defined in the respective employment agreements), they would have received the following amounts pursuant to the employment agreements: Mr. Jordan, $597,634; Mr. Delmore, $307,500; Mr. Darling, $245,723; Mr. Fisher, $244,641; and Mr. Crocker, $0.

The following table summarizes the amounts payable to the named executive officers following a termination of employment on March 31, 2014 under each of the above triggering events:

Name	Involuntary (Not for “Cause”) or for Good Reason Following Change in Control ($)	Involuntary (Not for “Cause”) or for Good Reason ($)
Claude J. Jordan	3,849,625	597,634
Timothy C. Delmore	1,614,600	307,500
Bradley D. Darling	1,105,104	245,723
Paul A. Fisher	1,054,872	244,641
Tracy J. Crocker	936,468	—

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR THE ELECTION OF DIRECTORS BY MAJORITY VOTE IN UNCONTESTED ELECTIONS

The Board of Directors has approved, and recommends approval of, amendments to the Arctic Cat Inc. Restated Articles of Incorporation (“Articles of Incorporation”) to implement a majority voting standard for the election of directors in uncontested elections.

The Minnesota Business Corporation Act (the “Act”) provides that, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Our Articles of Incorporation do not specify the voting standard required in director elections and our Amended and Restated Bylaws (“Bylaws”) specify that, except as otherwise required by the Articles of Incorporation or the Bylaws, elections shall be determined by a plurality vote. Accordingly, our directors are currently elected by a plurality vote. Under plurality voting, directors receiving the most “for” votes are elected. Since only “for” votes are counted, not any “withhold” votes or abstentions, in an uncontested election (i.e., an election where the only nominees are those proposed by the board) theoretically a director could be elected with only one “for” vote, despite an overwhelming number of “withhold” votes.

The Board monitors developing corporate governance practices on an ongoing basis, and is aware that a number of public companies have amended their governing documents to provide for a majority voting standard rather than a plurality standard in uncontested director elections. After careful consideration, the Board believes it is in the best interests of Arctic Cat and its shareholders to amend Arctic Cat’s Articles of Incorporation to provide for majority voting in uncontested director elections. If our shareholders vote to adopt a majority voting standard, our Board will amend our Bylaws to provide for majority voting, consistent with the amended Articles of Incorporation.

Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” the director’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Shareholders will be entitled to abstain with respect to the election of a director, although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained. In contested elections, directors will be elected by a plurality of the votes cast.

Under the Act, our shareholders must approve an amendment to the Articles of Incorporation in order to change the voting standard in director elections. If proposal 2 is approved, a new Article XIII will be added to the Articles of Incorporation. New Article XIII will read as follows:

ARTICLE XIII

“Each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that at any meeting of shareholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of directors. For purposes of this Article XIII, if directors are to be elected by a plurality of the votes cast, shareholders shall only be permitted to vote “for” or “withhold” when voting for a nominee. For purposes of Article XIII, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election.”

Approval of the amendment will require the affirmative vote of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. If approved by our shareholders, the amendment will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Minnesota Secretary of State. Such a filing would be made promptly after the Annual Meeting if the amendment is approved. The new majority voting standard would then be applicable to any future uncontested election of directors beginning with our 2015 Annual Meeting of Shareholders. If this amendment is approved, our Board will make a conforming change to our Bylaws to reflect the adoption of the majority voting standard for uncontested director elections.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND AND RESTATE OUR ARTICLES OF INCORPORATION TO PROVIDE THAT DIRECTORS WILL BE ELECTED BY A MAJORITY VOTE IN UNCONTESTED ELECTIONS.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

Grant Thornton LLP, an independent registered public accounting firm, was our independent registered public accounting firm for fiscal 2014, and the Audit Committee has selected Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2015. Grant Thornton LLP has served as our independent registered public accounting firm since 1990. A representative of Grant Thornton LLP is expected to attend the Annual Meeting. The representative will be able to make a statement if the representative desires to do so and will be available to respond to appropriate questions. Consistent with our Audit Committee Charter, the requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC and The NASDAQ Stock Market, the ratification of the appointment of an independent registered public accounting firm by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent registered public accounting firm.

Audit and Non-audit Fees

The following table presents fees for professional services performed by Grant Thornton LLP for the annual audit of our consolidated financial statements for the fiscal years ended March 31, 2014 and 2013 and fees billed for other services provided by Grant Thornton LLP during the fiscal years ended March 31, 2014 and 2013:

	2014	2013
Audit Fees(1)	$586,000	$548,000
Tax Fees(2)	298,000	327,000

Total	$884,000	$875,000

(1)	Consists of audit work performed in preparation of the annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.
(2)	Consists of fees and expenses for services related to tax compliance, tax advice, tax planning and miscellaneous tax projects.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee pre-approved all of the audit and permissible non-audit services performed by Grant Thornton LLP during fiscal 2014 and 2013.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of four independent directors and operates under a written charter adopted by the Board, which can be viewed on our website located at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link). Management is responsible for our consolidated financial statements and financial reporting process, including systems of internal control. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and expressing opinions as to their conformity with accounting standards generally accepted in the United States and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Grant Thornton LLP will express its own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and Grant Thornton LLP’s evaluation of our internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under applicable standards, including Auditing Standard No. 16. Our independent registered public accounting firm also provided to the Audit Committee, and the Audit Committee has received, the written disclosures required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed the fees indicated above and discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2014 filed with the SEC.

Submitted by the Audit Committee

of the Board

Susan E. Lester (Chair)	Tony J. Christianson	D. Christian Koch	Joseph F. Puishys

PROPOSAL 4

EXECUTIVE COMPENSATION ADVISORY VOTE

As required by Section 14A of the Exchange Act of 1934 pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Board is providing our shareholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes set forth on pages 14 through 28. In accordance with the recommendation of our shareholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation at our 2011 Annual Meeting of Shareholders, the Company has determined to hold triennial advisory votes on the compensation of the named executive officers. The next advisory vote on executive compensation will be held at our 2017 Annual Meeting of Shareholders.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation programs are generally designed to (i) attract, retain, motivate and reward highly qualified and talented executives, including our named executive officers, that we believe will enable us to perform better than our competitors and drive long-term shareholder value; and (ii) reinforce desired financial business results to our executives, including our named executive officers, and motivate them to make decisions that produce such results. We believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders, with targeted incentive compensation for our named executive officers representing over half of their total target direct compensation. We believe that our executive compensation objectives and core principles have resulted in executive compensation decisions that have appropriately incentivized the achievement of financial goals that have benefited our Company and our shareholders and are expected to drive long-term shareholder value over time. Given our pay for performance orientation, our actual results were below our expectations; therefore, executive annual incentive pay achieved 47.7% of target based on the performance expectations and targets set at the beginning of the year.

Further, our long-term incentives include a majority of the weight on stock options, which directly aligns the interests of management and shareholders. Our long-term incentive accounting values and share usage was relatively flat from FY2013 to FY2014, reflecting our desire to remain competitive and performance oriented.

Accordingly, the Board recommends that our shareholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes.

Shareholders are not ultimately voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our Compensation and Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION SET FORTH ABOVE ON THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, OR SAY-ON-PAY VOTE.

OTHER MATTERS

Shareholder Proposals

The proxy rules of the SEC permit shareholders, after timely notice to a company, to present proposals for shareholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by corporate action in accordance with the proxy rules. Our annual meeting of shareholders for the fiscal year ending March 31, 2015 is expected to be held on or about August 6, 2015 and proxy materials in connection with that meeting are expected to be mailed on or about June 25, 2015. Shareholder proposals prepared in accordance with the proxy rules for inclusion in the proxy statement must be received by us on or before February 20, 2015. In addition, if we receive notice of a separate shareholder proposal before April 9, 2015 or after May 9, 2015, such proposal will be considered untimely pursuant to our Bylaws and Rule 14a-4(c)(1) under the Exchange Act of 1934, and the Proxy Agents may exercise discretionary voting power with respect to such proposal.

Shareholders desiring to recommend a director nominee to the Board, or to separately propose a director candidate, should review the procedures described under “Corporate Governance—Identifying New Director Nominees.”

Important Notice Regarding Delivery of Documents to Shareholders Sharing an Address

Securities and Exchange Commission rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You may also request prompt delivery of a copy of the proxy statement and annual report by contacting our Secretary at our principal executive office, 505 Highway 169 North, Suite 1000, Plymouth, MN 55441, or by calling the Company at (763) 354-1800.

Annual Report

Our Annual Report for the past fiscal year is enclosed herewith and contains our financial statements for the fiscal year ended March 31, 2014. A copy of Form 10-K, the Annual Report filed by us with the SEC, will be furnished without charge to any shareholder who requests it in writing from us, at our principal executive office, 505 Highway 169 North, Suite 1000, Plymouth, MN 55441.

The Board knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the Proxy Agents intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

By Order of the Board of Directors,

Timothy C. Delmore, Secretary

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/acat Use the Internet to vote your proxy until 11:59 p.m. (CT) on August 6, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 6, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

   Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of directors:	01 Tony J. Christianson 02 D. Christian Koch 03 Kenneth J. Roering	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve an amendment to the Company’s Restated Articles of Incorporation to provide that directors will be elected by a majority vote in uncontested elections.	☐	For	☐	Against	☐	Abstain

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the current fiscal year.	☐	For	☐	Against	☐	Abstain

4.	To approve the resolution on the advisory vote on executive compensation, or say-on-pay.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE RECOMMENDATIONS OF THE BOARD ON EACH PROPOSAL AND, IN THE DISCRETION OF THE NAMED PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ARCTIC CAT INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 7, 2014

4:00 p.m.

Arctic Cat Inc.

601 Brooks Avenue South

Thief River Falls, MN 56701

Arctic Cat Inc. 505 Highway 169 North, Suite 1000 Plymouth, MN 55441	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on August 7, 2014 or any postponements or adjournments thereof.

The shares of stock of Arctic Cat Inc. you hold will be voted as you specify on the reverse side.

By signing this proxy, you revoke all prior proxies and appoint Christopher A. Twomey and D. Christian Koch as proxies (each with the power to act alone and with the power of substitution and revocation) to vote your shares as you designate on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting of Shareholders or any postponements or adjournments thereof.

See reverse for voting instructions.